SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

                           FILED BY THE REGISTRANT [X]
                 FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

                           CHECK THE APPROPRIATE BOX:

                         [ ] PRELIMINARY PROXY STATEMENT
                         [X] DEFINITIVE PROXY STATEMENT
                       [ ] DEFINITIVE ADDITIONAL MATERIALS
        [ ] SOLICITING MATERIAL PURSUANT TO RULE 14A-11(C) OR RULE 14A-12
                [ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY
                       (AS PERMITTED BY RULE 14A-6(E) (2))

                              NETSPEAK CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1)  Title of each class of securities to which transaction applies:

         (2)  Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4) Proposed maximum aggregate value of transaction:

         (5) Total fee paid:


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1) Amount previously paid:

         (2) Form, Schedule or Registration Statement No.:

         (3) Filing Party:

         (4) Date Filed:

                              NETSPEAK CORPORATION
                         902 Clint Moore Road, Suite 104
                            Boca Raton, Florida 33487

                       ----------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 15, 2000

                       ----------------------------------

To the Shareholders of NetSpeak Corporation:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of NetSpeak Corporation, a Florida corporation (the "Company"), will be held at the Embassy Suites Hotel, 661 Northwest 53rd Street, Boca Raton, Florida 33487 at 9:00 A.M. on June 15, 2000 for the following purposes:

1.       To elect seven directors of the Company for the ensuing year;

2. To consider and vote upon a proposal to approve an amendment to the Company's 1995 Stock Option Plan to increase the number of shares of the Company's common stock reserved for issuance thereunder from an aggregate of 5,500,000 shares to an aggregate of 7,000,000 shares;

3. To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent public accountants for the fiscal year ending December 31, 2000; and

4. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponements thereof.

     The Board of Directors has fixed the close of business on April 21, 2000 as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

     Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the pre-addressed envelope provided for that purpose as promptly as possible. No postage is required if mailed in the United States.

                                             By Order of the Board of Directors,


                                             JOHN W. STATEN,
                                             Secretary

Boca Raton, Florida
May 8, 2000

ALL SHAREHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. THOSE SHAREHOLDERS WHO ARE UNABLE TO ATTEND ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE ANNUAL MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

                              NETSPEAK CORPORATION

                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 15, 2000

                       ----------------------------------

                                 PROXY STATEMENT

                       ----------------------------------

                     TIME, DATE AND PLACE OF ANNUAL MEETING

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of NetSpeak Corporation, a Florida corporation (the "Company"), of proxies from the holders of the Company's Common Stock, par value $.01 per share (the "Common Stock"), for use at the Annual Meeting of Shareholders (the "Annual Meeting") of the Company to be held at 9:00 A.M. on June 15, 2000, at the Embassy Suites Hotel, 661 Northwest 53rd Street, Boca Raton, Florida 33487, and at any adjournments or postponements thereof pursuant to the enclosed Notice of Annual Meeting.

     The approximate date of this Proxy Statement and the enclosed form of proxy are first being sent to shareholders on May 8, 2000. Shareholders should review the information provided herein in conjunction with the Company's 1999 Annual Report to Shareholders, which accompanies this Proxy Statement. The Company's principal executive offices are located at 902 Clint Moore Road, Suite 104, Boca Raton, Florida 33487, its telephone number is (561) 998-8700 and its website is www.netspeak.com. Information contained on the Company's website is not part of this Proxy Statement.

                          INFORMATION CONCERNING PROXY

     The enclosed proxy is solicited on behalf of the Company's Board of Directors. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with the Company's Secretary at the Company's headquarters a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the Annual Meeting.

     The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting and the enclosed proxy is to be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies personally and by telephone. The Company's employees will receive no compensation for soliciting proxies other than their regular salaries. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company may reimburse such persons for their expenses in so doing.

                         PURPOSES OF THE ANNUAL MEETING

     At the Annual Meeting, the Company's shareholders will consider and vote upon the following matters:

1.   To elect seven directors of the Company for the ensuing year;

2. To consider and vote upon a proposal to approve an amendment to the Company's 1995 Stock Option Plan to increase the number of shares of the Company's common stock reserved for issuance thereunder from an aggregate of 5,500,000 shares to an aggregate of 7,000,000 shares;

3. To ratify the appointment of Deloitte & Touche LLP as the Company's independent public accountants for the fiscal year ending December 31, 2000; and

4. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponements thereof.

     Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth herein) will be voted (a) for the election of the respective nominees for director named below and (b) in favor of all other proposals described in the Notice of Annual Meeting. In the event a shareholder specifies a different choice by means of the enclosed proxy, the shares will be voted in accordance with the specification so made.

                 OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

     The Board of Directors has set the close of business on April 21, 2000 as the record date (the "Record Date") for determining shareholders of the Company entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 13,821,210 shares of Common Stock issued and outstanding, all of which are entitled to be voted at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter submitted to shareholders for approval at the Annual Meeting.

     The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Directors will be elected by plurality of the votes cast by the shares of Common Stock represented in person or by proxy at the Annual Meeting. The affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting will be required for approval of the other proposal covered by this Proxy Statement. If less than a majority of the outstanding shares of Common Stock entitled to vote are represented at the Annual Meeting, a majority of the shares of Common Stock so represented may adjourn the Annual Meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken.

     Prior to the Annual Meeting, the Company will select one or more inspectors of election for the meeting. Such inspector(s) shall determine the number of shares of Common Stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes and determine the results thereof. Abstentions will be considered as shares of Common Stock present and entitled to vote at the Annual Meeting and will be counted as votes cast at the Annual Meeting, but will not be counted as votes cast for or against any given matter.

     A broker or nominee holding shares of Common Stock registered in its name, or in the name of its nominee, which are beneficially owned by another person and for which it has not received instructions as to voting from the beneficial owner, may have discretion to vote the beneficial owner's shares with respect to the election of directors and other matters addressed at the Annual Meeting. Any such shares which are not represented at the Annual Meeting either in person or by proxy will not be considered to have cast votes on any matters addressed at the Annual Meeting.

                          BENEFICIAL SECURITY OWNERSHIP

     The following table sets forth, as of the Record Date, information with respect to the beneficial ownership of the Company's Common Stock by (i) each person who is known by the Company to beneficially own 5% or more of the Company's outstanding Common Stock, (ii) the Company's Chief Executive Officer and each of the other "Named Executive Officers" (as defined below in "Executive Compensation--Summary Compensation Table"), (iii) each director of the Company, and (iv) all directors and executive officers of the Company as a group. The Company is not aware of any beneficial owner of more than 5% of the outstanding Common Stock other than as set forth in the following table.

                                                                     NUMBER OF SHARES        % OF CLASS
NAME AND ADDRESS OF BENEFICIAL OWNER (1)                          BENEFICIALLY OWNED (2)     OUTSTANDING
----------------------------------------                          ----------------------     -----------
DIRECTORS AND NAMED EXECUTIVE OFFICERS:
Michael R. Rich(3)...................................................     200,000                1.4
John W. Staten(4)....................................................     131,667                 *
Stephen R. Cohen(5)..................................................     550,000                3.9
Harvey Kaufman(6)....................................................     100,600                 *
Robert Kennedy(7)....................................................      88,556                 *
Stephen P. Earhart(8)................................................         -0-                -0-
Robert F. Jones......................................................         -0-                -0-
Scott Poteracki (8)..................................................         -0-                -0-
A. Jeffry Robinson(9)................................................      75,000                 *
Martin Shum(10)......................................................      10,000                 *
All directors and executive officers as a group (7 persons)(11)......     416,667                2.9
5% OR GREATER HOLDERS:
Motorola, Inc........................................................   3,944,178               28.5
     1303 E. Algonquin Road
     Schaumburg, Illinois 60196
Bay Networks, Inc....................................................   1,334,171                9.7
     4401 Great America Parkway
     Santa Clara, California 95054
Howard Capital Management (12).......................................     736,775                5.3
     45 Rockefeller Plaza
     Suite 1440
     New York, New York 10111

-----------------------------
 *   Less than 1%.
(1) Except as indicated, the address of each person named in the table is c/o the Company, 902 Clint Moore Road, Suite 104, Boca Raton, Florida 33487.
(2) Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock listed, which include shares of Common Stock that such persons have the right to acquire a beneficial interest within 60 days from the Record Date.
(3) Represents 200,000 shares of Common Stock issuable upon the exercise of stock options. Does not include unvested options to acquire 425,000 shares of common stock.
(4) Represents 131,667 shares of Common Stock issuable upon the exercise of stock options. Does not include unvested options to acquire 103,333 shares of common stock.
(5) Includes 300,000 shares of Common Stock issuable upon the exercise of stock options. Mr. Cohen resigned from the Company in February 2000.
(6) Includes 50,000 shares of Common Stock issuable upon the exercise of stock options and 600 shares held in trust by Mr. Kaufman. Mr. Kaufman resigned from the Company in March 2000.
(7) Represents 55,000 shares of Common Stock issuable upon the exercise of stock options. Mr. Kennedy resigned from the Company in January 2000.
(8) Does not include the shares of Common Stock beneficially owned by Motorola, Inc. ("Motorola") in which shares Messrs. Poteracki and Earhart disclaim beneficial ownership.
(9) Represents 75,000 shares of Common Stock issuable upon exercise of stock options.
(10) Represents 10,000 shares of Common Stock issuable upon exercise of stock options.
(11) Includes the shares of Common Stock described in notes (3), (4), (9) and
     (10).
(12) Based solely on information contained in a Schedule 136 dated December 31, 1999 filed with the Securities Exchange Commission.

                              ELECTION OF DIRECTORS

     At the Annual Meeting, seven directors will be elected by the shareholders to serve until the next annual meeting of shareholders or until their successors are elected and qualified. The accompanying form of proxy when properly executed and returned to the Company, will be voted FOR the election as directors of the seven persons named below, unless the proxy contains contrary instructions. Proxies cannot be voted for a greater number of persons than the number of nominees named in the Proxy Statement. Management has no reason to believe that any of the nominees is unable or unwilling to serve if elected. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the proxy will be voted for the election of such person or persons as shall be designated by the Board of Directors.

     The following table sets forth certain information concerning each nominee.

                 NAME                      AGE                         POSITION WITH THE COMPANY
                 ----                      ---                         -------------------------
Michael R. Rich.....................        42     Chairman of the Board, Chief Executive Officer and President
John W. Staten......................        33     Chief Financial Officer, Treasurer, Secretary and Director
Stephen P. Earhart..................        51     Director
Robert F. Jones.....................        50     Director
Scott Poteracki.....................        46     Director
A. Jeffry Robinson (1) (2)..........        57     Director
Martin Shum (2).....................        51     Director

(1) Member of Compensation Committee.
(2) Member of Audit Committee.

     MICHAEL R. RICH was appointed Chairman of the Board and Chief Executive Officer in February 2000. Prior to this, Mr. Rich served as the Company's President and Chief Operating Officer since November 1998. From 1997 until joining the Company, Mr. Rich served as Vice President and General Manager of AT&T's Business Internet Services - Value-Added Services division where he was responsible for the daily operations of the division which defined the strategy and work program for launching international carrier and business services, including IP telephony, clearinghouse, global roaming and Internet transit services. From 1995 to 1997, Mr. Rich held the position of General Manager and Founder of AT&T Web Site Services unit, where he was responsible for strategic and tactical planning, service evolution and attainment of revenue and profitability objectives on a global basis. From 1994 to 1995, Mr. Rich served as Director of New Business Development where he led the product management team responsible for developing and bringing to market the next generation call center and automatic teller machine products for the services industry. From 1986 to 1994, Mr. Rich was part of AT&T Bell Laboratories focusing on video and data networking applications, where he led the systems engineering team to the development of real-time, interactive, voice/video/data conferencing services.

     JOHN W. STATEN has served as Chief Financial Officer since February 1996 and became Secretary and a director of the Company in April 1998. Mr. Staten also served as Assistant Secretary from February 1996 to April 1998. From 1990 to January 1996, Mr. Staten was employed by Deloitte & Touche LLP, a public accounting firm, most recently as a Manager focusing on the retail and technology sectors.

     STEPHEN P. EARHART was appointed to the Company's Board of Directors in April 1998 as the designee of Motorola. Mr. Earhart is currently a Senior Vice President and Director of Finance with Motorola. He joined Motorola in 1978 and has held numerous progressive positions in Motorola's financial organization. Mr. Earhart also serves as a director of Harris Bank Libertyville.

     ROBERT F. JONES was appointed to the Company's Board of Directors in May 2000. Mr. Jones is currently President and Chief Operating Officer with United Messaging Incorporated. He joined United Messaging in March of 2000 following a 26 year career with AT&T Corp. While at AT&T Mr. Jones held numerous senior level executive positions within the Data and Internet Services business unit. United Messaging is a leading Messaging application service provider supporting the corporate enterprise market.

     SCOTT POTERACKI was appointed to the Company's Board of Directors in September 1999 as a designee of Motorola. Mr. Poteracki is currently the Corporate Vice President and Director of Finance of Motorola's Internet and Networking Group (ING). He joined Motorola in 1978 and has held numerous progressive positions in Motorola's financial organization.

     A. JEFFRY ROBINSON has served as a director of the Company since December 1995. Since April 1996, Mr. Robinson has been a partner in the law firm of Broad and Cassel, the Company's counsel, specializing in corporate and securities matters. From March 1992 until April 1996, Mr. Robinson was a shareholder in the Miami law firm of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A.

     MARTIN SHUM has served as a director of the Company since June 1997. In April 1999, Mr. Shum co-founded Aprisa, Inc., a start-up focusing on the provision of engineering services via the Internet, and serves as its President and Chief Executive Officer. From May 1987 to July 1998, Mr. Shum served as Chairman of the Board of Directors, President and Chief Executive Officer of ACT Networks, Inc. ("ACT"), a company, which he founded. Mr. Shum is currently on the Board of a number of early stage companies including KnowledgeLINK, Inc., NXTV and Ampersand Corporation.

     In March 1998, Motorola, the Company, and certain executive officers and principal shareholders of the Company (collectively, the "Management Shareholders") entered into a Voting Agreement (the "Voting Agreement") pursuant to which Motorola has the right to designate certain nominees to the Company's Board of Directors and, for as long as the Voting Agreement is in effect, the Management Shareholders will vote in favor of Motorola's designees, and Motorola will vote in favor of each Management Shareholder nominated by the Company to the Board of Directors. Motorola is currently entitled to designate three nominees to the Company's Board of Directors, two of whom are Stephen P. Earhart and Scott Poteracki. Motorola has not designated a third designee and is not expected to do so prior to the Annual Meeting. Until such time that Motorola exercises this right, the Board of Directors will appoint the designee to fill the vacancy. See "Certain Transactions--Transactions with Motorola."

     There are no family relationships among the Company's directors and executive officers.

     The Company's executive officers are elected annually by the Board of Directors and serve at the discretion of the Board of Directors. The Company's directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE PERSONS NOMINATED FOR ELECTION TO THE BOARD OF DIRECTORS.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During the fiscal year ended December 31, 1999, the Board of Directors held five formal meetings. During 1999, each current director attended all meetings of the Board of Directors and each committee of the Board of Directors held during the period he served on the Board of Directors.

     The only committees of the Board of Directors are the Audit Committee and the Compensation Committee. The Board of Directors does not have a nominating or similar committee.

     The Audit Committee is presently comprised of Martin Shum and A. Jeffry Robinson. The duties and responsibilities of the Audit Committee include (a) recommending to the Board of Directors the appointment of the Company's independent public accountants and any termination of engagement, (b) reviewing the plan and scope of independent audits, (c) reviewing the Company's significant accounting policies and internal controls, (d) having general responsibility for all related auditing matters, and (e) reporting its recommendations and findings to the full Board of Directors. The Audit Committee met once during 1999.

     The Compensation Committee in 1999 was comprised of Michael Goldberg and A. Jeffry Robinson. In February 1999, Mr. Goldberg resigned from the Company's Board of Directors. A second member for the Compensation Committee will be appointed during the annual meeting of the Board of Directors to fill the vacancy created by Mr. Goldberg's resignation. The Compensation Committee reviews and approves the compensation of the Company's executive officers and administers the Company's 1995 Stock Option Plan (the "1995 Plan") and the Company's Employee Stock Purchase Plan. The Compensation Committee met four times during 1999.

COMPENSATION OF DIRECTORS

     The Company pays non-employee directors, except those directors designated by Motorola, a fee of $1,000 per meeting of the Board of Directors or committee thereof attended and provides non-employee directors, except those directors designated by Motorola, with annual grants of stock options under the 1995 Plan to purchase 5,000 shares of Common Stock. Beginning in 2000, new members elected to the Company's Board of Directors will receive an initial grant of stock options under the 1995 Plan to purchase 15,000 shares of Common Stock. Directors are also reimbursed for travel and lodging expenses in connection with their attendance at meetings. In August 1997, 1998 and 1999, A. Jeffry Robinson and Martin Shum were granted ten-year options under the 1995 Plan to purchase 5,000 shares of Common Stock at $8.125, $10.00, and $9.938, respectively.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors and holders of more than ten percent of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Such persons are required to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or oral or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, with respect to 1999, all filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following compensation table sets forth, for the years ended December 31, 1997, 1998 and 1999, the cash and certain other compensation paid by the Company to the Company's Chief Executive Officer ("CEO") and the four most highly compensated other executive officers whose annual salary and bonus exceed $100,000 during 1999 (together with the CEO collectively, the "Named Executive Officers"):

                                                                                       LONG-TERM
                                                                                      COMPENSATION
                                                        ANNUAL COMPENSATION              AWARDS
                                                        -------------------           ------------
                                                                                       SECURITIES
                                                                                       UNDERLYING                ALL OTHER
                                            FISCAL      SALARY           BONUS       OPTIONS/SARS (1)         COMPENSATION (2)
NAME AND PRINCIPAL POSITION                  YEAR         ($)             ($)              (#)                      ($)
---------------------------                 ------      -------         -------      ----------------         ----------------
Michael R. Rich                              1999       203,846         403,583          300,000                   2,000
Chairman, CEO, and President(3)              1998        30,805              --          250,000                      --
                                             1997            --              --               --                      --

John W. Staten                               1999       158,654          50,000           50,000                   9,200
Chief Financial Officer, Treasurer,          1998       150,000              --           60,000                   8,200
Secretary and Director                       1997        99,246          50,000               --                   8,150

Stephen R. Cohen                             1999       275,000              --               --                   7,200
Chairman and CEO (4)                         1998       275,000              --               --                   7,200
                                             1997       190,776          90,000               --                   7,200

Robert Kennedy (5)                           1999       250,000              --               --                   9,200
Vice Chairman                                1998       250,000              --               --                   8,200
                                             1997       165,507          70,000               --                   8,150

Harvey Kaufman (6)                           1999       110,000              --               --                   7,200
Executive Vice President and                 1998       110,000              --               --                   7,200
Assistant Secretary                          1997        90,385          25,000               --                   7,200

--------------------
(1) Represents options to purchase Common Stock granted to the Named Executive Officer under the 1995 Plan.
(2) The dollar amount represents a car allowance and/or Company contributions to the Company's 401(k) plan.
(3) In February 2000, Mr. Rich also became Chairman of the Board and CEO. Mr. Rich joined the Company in 1998 as President and Chief Operating Officer.
(4)  Mr. Cohen resigned from the Company in February 2000.
(5)  Mr. Kennedy resigned from the Company in January 2000.
(6)  Mr. Kaufman retired from the Company in March 2000.

OPTION GRANTS IN LAST FISCAL YEAR

      The following table sets forth information concerning individual grants of stock options made during 1999 to any of the Named Executive Officers.

                                                                                                    POTENTIAL REALIZABLE
                            NUMBER OF                                                                 VALUE OF ASSUMED
                             SHARES            PERCENT OF                                              ANNUAL RATES OF
                           UNDERLYING         TOTAL OPTIONS                                       STOCK PRICE APPRECIATION
                             OPTIONS           GRANTED TO          EXERCISE OR                     FOR OPTION TERMS ($)(1)
                             GRANTED          EMPLOYEES IN         BASE PRICE     EXPIRATION      ------------------------
NAME                         (#)(1)            FISCAL YEAR           ($/SH)          DATE           5% ($)       10% ($)
----                       ----------        ---------------      -------------   ----------      ----------   -----------
Michael R. Rich             300,000                23.6               10.125        8/23/09         806,832     4,840,993
John W. Staten               50,000                 3.9               10.125        8/23/09         318,378     1,910,267

-------------------------
(1) Based upon the exercise price, which was equal to the fair market on the date of grant, and annual appreciation at the rate stated on such price through the expiration date of the options. Amounts represented hypothetical gains that could be achieved for the options if exercised at the end of the term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with the rules of the Securities and Exchange Commission (the "Commission") and do not represent the Company's estimate or projection of the future stock price. Actual gains, if any, are contingent upon the continued employment of the Named Executive Officer through the expiration date, as well as being dependent upon the general performance of the Common Stock. The potential realizable values have not taken into account amounts required to be paid for federal income taxes.

STOCK OPTIONS EXERCISED IN 1999 AND STOCK OPTIONS HELD AT THE END OF FISCAL 1999

     The following table indicates the total number and value of options exercised during 1999 by each of the Named Executive Officers and the total number and value of exercisable and unexercisable stock options held by each of the Named Executive Officers as of December 31, 1999.

                                                                   NUMBER OF SECURITIES
                                                                  UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                  SHARES                               OPTIONS AT                  IN-THE-MONEY OPTIONS
                                 ACQUIRED          VALUE           FISCAL YEAR-END (#)          AT FISCAL YEAR-END ($)(1)
                                ON EXERCISE      REALIZED         ----------------------        -------------------------
NAME                                (#)             ($)        EXERCISABLE     UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                            -----------      --------      -----------     -------------   -----------   -------------
Michael R. Rich                     --               --          200,000          350,000       2,250,000      3,931,250
John W. Staten                      --               --          111,667           73,333       1,764,170        715,830
Stephen R. Cohen (2)                --               --          300,000               --       5,625,000             --
Robert Kennedy (3)                  --               --          250,000               --       4,687,550             --
Harvey Kaufman (4)                  --               --           50,000               --         937,500             --

-----------------
(1) Based on the Nasdaq National Market closing price for the Company's Common Stock on December 31, 1999 of $21.25 per share.
(2) Mr. Cohen resigned from the Company in February 2000.
(3) Mr. Kennedy resigned from the Company in January 2000.
(4) Mr. Kaufman resigned from the Company in March 2000.

COMPENSATION COMMITTEE, INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee in 1999 was comprised of Michael Goldberg and A. Jeffry Robinson. In February 1999, Mr. Goldberg resigned from the Company's Board of Directors. A second member for the Compensation Committee will be appointed during the annual meeting of the Board of Directors to fill the vacancy created by Mr. Goldberg's resignation. Mr. Robinson is a partner of the law firm of Broad and Cassel, which serves as counsel to the Company. The Company has paid legal fees to Broad and Cassel for services rendered.

EMPLOYMENT AGREEMENTS

     The Company entered into employment agreements with Michael R. Rich and John W. Staten.

     In November 1998, the Company entered into an employment agreement with Michael Rich. The employment agreement has a term of three years and currently provides for an annual salary of $300,000. In addition, the Company has lent Mr. Rich an aggregate of $500,000 evidenced by interest-bearing promissory notes. The Company will forgive one third of the principal amount of the loans, and accrued interest thereon, on the first, second and third anniversary of the related agreements, provided that Mr. Rich continues to be employed by the Company on such dates. In the event Mr. Rich leaves the Company, any unforgiven principal amount of the loans, together with accrued interest thereon, will be payable in full. In 1999, the Company forgave principal and interest on the loan of $153,333.

     In October 1996, the Company entered into an employment agreement with John
W. Staten. The employment agreement has "rolling" two year terms, so that at all times the remaining term of the agreement is two years. The employment agreement currently provides for an annual salary set at $175,000. The employment agreement provides that Mr. Staten will continue to receive his salary for a period of two years after termination of employment, if his employment is terminated by the Company for any reason other than death, disability or Cause (as defined in the employment agreement), or for a period of 12 months after termination of the agreement as a result of disability, and Mr. Staten's estate will receive a lump sum payment equal to one year's salary plus a pro rata portion of any bonus to which he is entitled upon termination of the employment agreement by reason of death. If a Change of Control (as defined in the employment agreement) occurs, the employment agreement provides for the continued employment for a period of two years following the Change of Control. In addition, following the Change of Control, if Mr. Staten's employment is terminated by the Company other than for Cause or by reason of the death or disability, or for certain specified reasons (such as a reduction of compensation or a diminution of duties), Mr. Staten will receive a lump sum cash payment equal to 200% of the cash compensation received by the Executive Officer during the 12 calendar months prior to such termination.

      Both employment agreements also prohibit Mr. Rich and Mr. Staten from directly or indirectly competing with the Company for one year after termination for any reason except a termination without Cause.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Under rules established by the Commission, the Company is required to provide a report explaining the rationale and considerations that led to fundamental compensation decisions affecting the Company's executive officers (including the Named Executive Officers) during the past fiscal year. The report of the Company's Compensation Committee is set forth below.

     COMPENSATION PHILOSOPHY

     The three principal components of the Company's executive compensation are salary, bonus and stock options. These components are designed to facilitate fulfillment of the compensation objectives of the Company's Board of Directors and the Compensation Committee, which objectives include (i) attracting and retaining competent management, (ii) recognizing individual initiative and achievement, (iii) rewarding management for short and long term accomplishments, and (iv) aligning management compensation with the achievement of the Company's goals and performance.

     The Compensation Committee strongly endorses the position that equity ownership by management is beneficial in aligning management's and shareholders' interests in the enhancement of shareholder value. This alignment is amplified by the holdings by management of the Company's Common Stock and stock options. Base salaries for new management employees are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for managerial talent, including a comparison of base salaries for comparable positions at similar companies. Annual salary adjustments and bonus and stock option awards are determined by evaluating the competitive marketplace, the performance of the Company, the performance of the executive, and the responsibilities assumed by the executive.

     During 2000, as part of the Compensation Committee's review of the Company's existing management compensation programs, the Company has engaged an outside consulting firm to analyze senior management compensation programs and compare them to other companies in the industry. The Compensation Committee plans (i) to meet with the chief executive officer to consider and set mutually agreeable performance standards and goals for members of senior management and/or the Company, as appropriate or as otherwise required pursuant to any such officer's employment agreement and (ii) to consider and, as appropriate, approve modifications to such programs to ensure a proper fit with the market, the philosophy of the Compensation Committee and the agreed-upon standards and goals. Accordingly, the Compensation Committee is awaiting the results of the compensation analysis in order to determine the individual or corporate performance goals or standards for the present fiscal year with respect to the Company's management incentive programs.

     CHIEF EXECUTIVE OFFICER COMPENSATION

     The principal factors considered by the Board of Directors in determining fiscal year 1999 compensation for Stephen R. Cohen, the Chairman of the Board and Chief Executive Officer of the Company, were the Company's financial position, the length of Mr. Cohen's service, the Company's 1999 performance and development, including the fact that strategic alliances had been entered into and expanded, expectations for the fiscal year ending December 31, 2000 and other performance measures. There was no specific relationship or formula by which such compensation was tied to Company performance. In February 2000, Mr. Cohen resigned as Chairman of the Board and Chief Executive Officer.

     OTHER EXECUTIVE OFFICER COMPENSATION

     Fiscal year 1999 base salary and bonus for the Company's other executive officers was determined by the Compensation Committee. This determination was made after a review and consideration of a number of factors, including each executive's level of responsibility and commitment, past and present contribution to the Company's growth, the Company's performance and development during 1999, compensation levels at competitive publicly held companies and other performance measures. Although Company performance was one of the factors considered, the approval of the Compensation Committee was based upon an overall review of the relevant factors, and there was no specific relationship or formula by which compensation was tied to Company performance.

     STOCK OPTIONS

     The Company maintains the 1995 Plan, which is designed to attract and retain executive officers, directors and other employees of the Company and to reward them for delivering long-term value to the Company. During 1999, the Company granted options to purchase 50,000 and 300,000 shares of Common Stock to John W. Staten and Michael R. Rich, respectively.

                                                   /s/ A. Jeffry Robinson

                                PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on the Company's Common Stock with the cumulative total stockholder return on The S&P 500 Index and the Nasdaq Stock Market-Computer and Data Processing commencing on May 29, 1997 (the first day the Common Stock began trading on the Nasdaq National Market) and ending December 31, 1999.

             COMPARISON OF THIRTY-ONE MONTH CUMULATIVE TOTAL RETURN*
                AMONG NETSPEAK CORPORATION, THE S&P 500 INDEX AND
                   THE NASDAQ COMPUTER & DATA PROCESSING INDEX

                               [GRAPHIC OMITTED]

                                                        05/29/97    12/31/97     12/31/98     12/31/99
                                                        --------    --------     --------     --------
NetSpeak Corporation...............................      $ 100       $ 275        $ 123         $ 233
S & P 500..........................................        100         123          158           191
NASDAQ Computer & Data Processing..................        100         117          209           442

-----------------------
* Assumes that $100 was invested on May 29, 1997 in the Company's Common Stock in the Nasdaq Stock Market Computer and Data Processing Index or The S&P 500 Index, and that all dividends are reinvested.

                              CERTAIN TRANSACTIONS

TRANSACTION WITH BAY NETWORKS, INC.

     In January 1998, the Company signed an OEM and Joint Development Agreement with Bay Networks, Inc. ("Bay Networks") to provide voice and fax-over-IP solutions to Bay Networks and its customers. In conjunction with the aforementioned agreement, the Company and Bay Networks entered into a stock purchase agreement ("Purchase Agreement") pursuant to which Bay Networks purchased 1,334,171 shares of the Company's Common Stock from the Company at $28.15 per share or approximately $37.6 million. Pursuant to the Purchase Agreement, if the Company issues additional shares of Common Stock, Bay Networks will have the right, in certain circumstances, to purchase additional shares of the Company's Common Stock so as to maintain its percentage ownership in the Company (up to approximately 9% on a fully diluted basis). Bay Networks is also entitled to information and observer rights with respect to meetings of the Company's Board of Directors and executive committee, if any, and was also accorded registration rights under the Securities Act of 1933, as amended (the "Securities Act") with respect to the shares of Common Stock purchased. Subsequent to the consummation of such agreement, Bay Networks was acquired by Northern Telecom Limited ("Nortel") and, as a result of the change in ownership, all joint development projects between the companies were suspended. Nortel has advised the Company that it will pursue its own IP telephony strategy, which at this time does not include NetSpeak's technology.

TRANSACTIONS WITH MOTOROLA

     In August 1996, the Company established a strategic alliance with Motorola, as part of which Motorola made a minority investment in the Company. In connection with the investment by Motorola, the Company granted to Motorola a right of first negotiation on licenses of the Company's technology as it applies to the cellular, cable and wireless communications industries. The Company also granted Motorola the right to designate one member of the Company's Board of Directors and issued to Motorola a warrant to purchase 452,855 shares of the Common Stock at a price of $5.50 per share. The aforementioned warrant was exercised contemporaneously with the Company's initial public offering in June 1997.

     In March 1998, the Company and Motorola agreed to expand their strategic alliance and entered into a Joint Development and License Agreement (the "License Agreement"). In order to increase its equity interest in the Company, in March 1998, Motorola commenced a public tender offer (the "Offer") to purchase up to 3,000,000 shares of Common Stock, at a purchase price of $30.00 per share, net to the seller in cash, and agreed to purchase from John W. Staten and Steven F. Mills, an executive officer who resigned in 1999, 25,000 and 10,000 shares of Common Stock issuable on the exercise of stock options, respectively. On April 22, 1998, the Offer was consummated resulting in the purchase by Motorola of 2,686,470 shares of Common Stock from shareholders of the Company, including 1,400,000, 500,000, 330,000, 200,000 and 100,000 shares of Common Stock from Stephen R. Cohen, Robert Kennedy, Shane D. Mattaway, an executive officer and director who resigned from the Company in 1998, Harvey Kaufman and A. Jeffry Robinson, respectively. On April 27, 1998, Motorola consummated the purchase of 25,000 and 10,000 shares of Common Stock from John
W. Staten and Steven F. Mills, respectively.

     Concurrently with the Offer, the Company, Motorola and the Management Shareholders entered into the Voting Agreement, and the Company and Motorola entered into a Standstill and Participation Rights Agreement (the "Standstill and Participation Agreement") and an Amended and Restated NetSpeak Corporation Investor's Rights Agreement (the "Investor's Rights Agreement"). The following summarizes the terms of the License Agreement, the Voting Agreement, the Standstill and Participation Agreement and the Investor's Rights Agreement.

     THE LICENSE AGREEMENT

     Pursuant to the License Agreement, the Company granted to Motorola a non-transferable, perpetual, exclusive, royalty-bearing world-wide right and license under the Company's intellectual property (i) to modify NetSpeak Products (defined below) to create RF Products (defined below) and to use and license in object code form, the RF Products, (ii) to manufacture RF Products and use, sell or otherwise distribute RF Products, and (iii) to use the source code of the NetSpeak Communication Protocol Module (as defined below) including future upgrades to create RF Products to copy, perform, use, display, license and distribute in object code form, such RF Products. The Company also granted Motorola non-exclusive licenses with respect to NetSpeak Products.

     The Company retains the right to directly license or otherwise deal with a third party for joint development, development of derivative works, or the integration of the Company's generally available products so long as the actual or intended use of the results of such effort does not include RF wireless links to end-users or RF coax links to end-users.

     Subject to the terms and conditions of the License Agreement, Motorola agreed to pay royalties (determined within 30 days of the execution of the License Agreement), to the Company on fair, reasonable, most-favored customer and competitive rates and terms for similar quantities and under similar conditions. Under the License Agreement, Motorola will be obligated to pay the Company a minimum amount of, subject to the Company complying with a minimum revenue test as set forth in the License Agreement, $2,500,000 for NetSpeak Products sold during the period from March 18, 1998 until Product Acceptance (defined below), $2,500,000 during the first anniversary following Product Acceptance, $10,000,000 during the second year anniversary following Product Acceptance and $15,000,000 during the third year following the Product Acceptance.

     For purposes of the License Agreement the terms: EXCLUSIVE shall mean to the exclusion of all other parties including the Company; NETSPEAK COMMUNICATION PROTOCOL MODULE shall mean the source code of the software component of the NetSpeak Products which enables NetSpeak Products to interact with each other, including client to server communications, server to server communications, and client to client communications; NETSPEAK HARDWARE shall mean the NetSpeak Stargate Product and any other hardware of the Company and future hardware products (including any updates and upgrades) created by the Company, and any technical know how therefor; NETSPEAK PRODUCTS shall mean the NetSpeak Software, NetSpeak Hardware and future products; NETSPEAK SOFTWARE shall mean any and all of the Company's real-time communication software, Stargate Product software, other Company's computer program products and future software products (including any update and upgrades) created by NetSpeak, including source code, and any technical know how therefor; PRODUCT ACCEPTANCE shall mean the date of acceptance by Motorola of the Stargate product conforming to jointly agreed upon product requirements; RF means the electromagnetic spectrum between and including 10 kilohertz to 1 terahertz; RF PRODUCTS shall mean RF Wireless Products and RF Wireline Products which constitute a Derivative Work, alteration or modification of the NetSpeak Products; RF WIRELESS PRODUCT(S) shall mean any software, firmware, hardware, or combination thereof for use in RF wireless networks (including, without limitation, cellular/PCS, trunked two-way conventional two-way, iDEN two-way, paging, satellite and future wireless networks) and an infrastructure equipment and subscriber/ client devices associated with any of the foregoing; and RF WIRELINE PRODUCT(S) shall mean any software, firmware, or hardware, or combination thereof, for use with a RF wireline infrastructure (including, without limitation, cable data networks) and all subscriber devices associated therewith (including, without limitation, cable data modems).

     Subsequently, a decision was made to terminate any further development efforts for Stargate in favor of aggressively pursuing the development of our new software call processing technology. In September 1999, the Company and Motorola amended the License Agreement. As part of the amendment, the acceptance of Stargate, which triggered the purchase commitment, and other conditions regarding the receipt of the commitment were eliminated. In addition, Motorola relinquished its exclusive right to use the Company's technology in the cable and wireless markets. In exchange, Motorola's remaining purchase commitment as of September 16, 1999 was reduced from $27.3 million to $14.0 million. The amended purchase commitment is payable quarterly and terminates in December 2001.

     THE VOTING AGREEMENT

     The Voting Agreement grants Motorola the right to designate two additional directors, resulting in a total of three designees to the Company's Board of Directors. Motorola's rights under the Voting Agreement continue until Motorola owns less than 7% of the outstanding shares of Common Stock; provided, however, at any time Motorola owns less than 26% but more than or equal to 7% of the shares of Common Stock, Motorola has the right to designate two designees to the Company's Board of Directors. If the Company's increases the size of its Board of Directors to more than ten directors, Motorola has the right to designate a proportionate number of designees in accordance with the foregoing formula.

     Pursuant to the Voting Agreement, the Management Shareholders agreed for a period of three years following the consummation of the Offer, to retain no less than 30% of their beneficial ownership of the shares of Common Stock owned by them, respectively, as of March 18, 1998. To the extent Motorola decreases the percentage of the shares of Common Stock, the percentages set forth in the preceding sentence will decrease proportionately. So long as the Voting Agreement is in effect the Management Shareholders will vote for Motorola's designees to the Company's Board of Directors and Motorola will vote in favor of each of the Management Shareholders nominated by the Company to its Board of Directors. John W. Staten is the only Management Shareholder subject to the Voting Agreement.

     THE STANDSTILL AND PARTICIPATION AGREEMENT

     Pursuant to the Standstill and Participation Agreement, except pursuant to the consent of the Company's Board of Directors, Motorola agreed not to acquire shares of Common Stock; solicit proxies or become a participant in a solicitation with respect to an election contest involving the Company's Board of Directors or solicit any shareholder proposal to effect a change of control of the Company; join or form any group for the purpose of acquiring Common Stock; or make any public proposals to the Company regarding any Acquisition Transaction (as defined in the Standstill and Participation Agreement) relating to the Company with Motorola. Motorola also agreed, except pursuant to the consent of the Company's Board of Directors, not to offer, sell, or transfer any voting securities of the Company except (a) to an affiliate or subsidiary of Motorola (b) pursuant to a bona fide public offering, registered under the Securities Act, of voting securities of the Company, (c) pursuant to Rule 144 under the Securities Act, (d) to a party or parties which are approved by the Company, or (e) without restriction at any time in which Motorola beneficially owns less than 10% of the voting securities of the Company. The Standstill and Participation Agreement expired in February 2000.

     THE INVESTOR'S RIGHTS AGREEMENT

     DEMAND REGISTRATION. The Investor's Rights Agreement provides that, subject to certain restrictions, at any time the Company receives a written request from Motorola, the Company will use its best efforts to effect the registration under the Securities Act, as soon as practicable, and in any event within 75 days of the receipt of such request under the Securities Act of all Registrable Securities (as defined in the Investor's Rights Agreement) which Motorola requests to be registered. Motorola may make up to five such requests for registration.

     COMPANY REGISTRATION. If the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than Motorola or its assigns) any of its shares or other securities under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan or a registration in which the only shares of Common Stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered), the Company shall, at such time, promptly give Motorola written notice of such registration. Upon the written request of Motorola given within 20 business days after mailing of such notice by the Company in accordance with the Investor's Rights Agreement, the Company shall, subject to the provisions of the Investor's Rights Agreement, cause to be registered under the Securities Act all of the Registrable Securities that Motorola has requested to be registered. If the underwriter determines in its sole discretion that the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities sold other than by the Company is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling shareholders according to the total amount of securities entitled to be included therein owned by each selling shareholder to the total amount of securities entitled to be included therein by all selling shareholders or in such other proportions as shall mutually be agreed to by such selling shareholders) but in no event shall (i) the amount of securities of Motorola included in the offering be reduced below 30% of the total amount of securities included in such offering, or (ii) notwithstanding (i) above, any shares being sold by a shareholder exercising a demand registration right similar to that granted in the Investor's Rights Agreement be excluded from such offering.

     FORM S-3 REGISTRATION. If the Company receives from Motorola a written request that the Company effect a registration on Form S-3 of the Securities Act ("Form S-3") the Company will, as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of Motorola's Registrable Securities as are specified in such request, provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, (1) if Form S-3 is not available for such offering by Motorola; (2) if the Company shall furnish to Motorola a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 90 days; provided, however, that the Company shall not utilize this right more than once in any 12-month period; (3) if the Company has already effected five registrations in the aggregate for Motorola; (4) if Commission rules and regulations require the Company to conduct a special audit (not including an audit covering the end of the Company's fiscal year) in order to effect such registration (unless resulting from a Company delay under clause (2) above); or
(5) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

     The rights of Motorola to cause the Company to register Registrable Securities may not be assigned by Motorola except to an affiliate of Motorola or to a transferee or assigned of such securities who, after such assignment or transfer, holds at least 15% of the shares of Registrable Securities held by Motorola prior to such transfer or assignment, subject to certain provisions in the Investor's Rights Agreement.

OTHER TRANSACTIONS WITH AFFILIATES

     A. Jeffry Robinson is a partner of the law firm of Broad and Cassel, which serves as counsel to the Company. The Company has paid legal fees to Broad and Cassel for services rendered.

     The Company has adopted a policy that any transactions between the Company and its executive officers, directors, principal shareholders or their affiliates take place on an arms-length basis and require the approval of a majority of the independent directors of the Company.

                    PROPOSAL TO AMEND 1995 STOCK OPTION PLAN

     The Board of Directors of the Company has amended, subject to shareholder approval, the 1995 Plan to increase the number of shares of Common Stock authorized for issuance under the 1995 Plan by 1,500,000 shares from a total of 5,500,000 shares to 7,000,000 shares of Common Stock.

1995 PLAN DESCRIPTION

     The statements in this Proxy Statement concerning the terms and provisions of the 1995 Plan are summaries only and do not purport to be complete. All such statements are qualified in their entirety by reference to the full text of the 1995 Plan, which is attached hereto as Exhibit A.

     The purpose of the 1995 Plan is to advance the interests of the Company by providing an additional incentive to attract and retain qualified and competent persons as employees, upon whose efforts and judgment the success of the Company is largely dependent, through the encouragement of stock ownership in the Company by such persons.

     The 1995 Plan was effective as of December 8, 1995, and, unless sooner terminated by the Board of Directors of the Company in accordance with the terms thereof, shall terminate on December 8, 2005. Certain employees, who are selected by the stock option committee, or if there is no stock option committee by the Board of Directors, may participate in the 1995 Plan; however, no incentive stock option, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code" or "Internal Revenue Code") shall be granted to a consultant who is not also an employee of the Company.

     The 1995 Plan provides for the issuance of incentive stock options ("Incentive Stock Options") and nonqualified stock options ("Nonqualified Stock Options"). An Incentive Stock Option is an option to purchase Common Stock that meets the definition of "incentive stock option" set forth in Section 422 of the Code. A Nonqualified Stock Option is an option to purchase Common Stock that meets certain requirements in the Plans but does not meet the definition of an "incentive stock option" set forth in Section 422 of the Code. Nonqualified Stock Options and Incentive Stock Options are sometimes referred to herein as "Options."

     The number of shares of Common Stock that may be issued pursuant to Options granted under the 1995 Plan is presently 5,500,000, and if this proposal is approved by the shareholders, will be increased to 7,000,000. If any Option granted pursuant to the 1995 Plan terminates, expires, or is canceled or surrendered, in whole or in part, shares subject to the unexercised portion may again be issued pursuant to the exercise of Options granted under the 1995 Plan. The shares acquired upon exercise of Options granted under the 1995 Plan will be authorized and unissued shares of Common Stock. The Company's shareholders will not have any preemptive rights to purchase or subscribe for the shares reserved for issuance under the 1995 Plan.

     The 1995 Plan is administered by a stock option committee of two or more directors (the "Committee") or, if a Committee is not designated by the Board of Directors, by the Board of Directors as a whole. The Committee has the right to determine, among other things, the persons to whom Options are granted, the number of shares of Common Stock subject to Options, the exercise price of Options and the term thereof.

     All employees of the Company, including officers and directors and consultants to the Company, are eligible to receive grants of Options under the 1995 Plan; however, no Incentive Stock Option may be granted to a consultant who is not also an employee of the Company or any of its subsidiaries. Upon receiving grants of Options, each holder of the Options (the "Optionee") shall enter into an option agreement with the Company which contains the terms and conditions deemed necessary by the Committee.

TERMS AND CONDITIONS OF OPTIONS

     OPTION PRICE. For any Option granted under the 1995 Plan, the option price per share of common Stock may be any price not less than par value per share as determined by the Committee; however, the option price per share of any Incentive Stock Option may not be less than the Fair Market Value (defined below) of the Common Stock on the date such Incentive Stock Option is granted. On April 14, 2000, the closing price of the Company's Common Stock as reported by the NASDAQ National Market was $13.50 per share.

     Under the 1995 Plan, the "Fair Market Value" is the closing price of shares on the business day immediately preceding the date of grant; however, if the shares are not publicly traded, then the Fair Market Value will be, as the Committee shall in its sole and absolute discretion determine in a fair and uniform manner. The closing price of the share on any business day under the 1995 Plan is (i) if the shares are listed or admitted for trading on any United States national securities exchange, or if actual transactions are otherwise reported on a consolidated transaction reporting system, the last reported sale price of shares on such exchange or reporting system, as reported in any newspaper of general circulation, (ii) if the shares are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system of automated dissemination of quotations of securities prices in common use, the mean between the closing high bid and low asked quotations for such day of shares on such system, or (iii) if neither clause (i) nor (ii) is applicable, the mean between the high bid and low asked quotations for the shares as reported by the National Quotation Bureau, Incorporated if at least two securities dealers have inserted both bid and asked quotations for the shares on at least five of the ten preceding days.

     EXERCISE OF OPTIONS. Each Option is exercisable in such amounts, at such intervals and upon such terms as the Committee may determine; however, Incentive Stock Options must vest in three annual installments commencing one year from the date of grant. In no event may an Option be exercisable after ten years from the date of grant. Unless otherwise provided in an Option, each outstanding Option may, in the sole discretion of the Committee, become immediately fully exercisable (i) if there occurs any transaction (which shall include a series of transactions occurring within 60 days or occurring pursuant to a plan), that has the result that shareholders of the Company immediately before such transaction cease to own at least 51 percent of the voting stock of the Company or of any entity that results from the participation of the Company in a reorganization, consolidation, merger, liquidation or any other form of corporate transaction;
(ii) if the shareholders of the Company shall approve a plan of merger, consolidation, reorganization, liquidation or dissolution in which the Company does not survive (unless such plan is subsequently abandoned); or (iii) if the shareholders of the Company shall approve a plan for the sale, lease, exchange or other disposition of all or substantially all the property and assets of the Company (unless such plan is subsequently abandoned). The Committee may in its sole discretion accelerate the date on which any Option may be exercised and may accelerate the vesting of any shares subject to any Option or previously acquired by the exercise of any Option. Options granted to the officers and directors under the 1995 Plan may not be exercised unless otherwise expressly provided in any Option, until six months following the date of grant and if and only if the Optionee is in the employ of the Company on such date.

     Unless further limited by the Committee in any Option, shares of Common Stock purchased upon the exercise of Options must be paid for in cash, by certified or official bank check, by money order, with already owned shares of Common Stock, or a combination of the above. The Committee, in its sole discretion, may accept a personal check in full or partial payment. If paid in whole or in part with shares of already owned Common Stock, the value of the shares surrendered is deemed to be their Fair Market Value on the date the Option is exercised. Proceeds from the sale of Common Stock pursuant to the exercise of Options will be added to the general funds of the Company to be used for general corporate purposes. Under the 1995 Plan, the Company may also lend money to an Optionee to exercise all or a portion of an Option granted under the 1995 Plan. If the exercise price is paid in whole or in part with Optionee's promissory note, such note shall (i) provide for full recourse to the maker, (ii) be collateralized by the pledge of shares purchased by Optionee upon exercise of such Option, (iii) bears interest at a rate of interest no less than the rate of interest payable by the Company to its principal lender, and (iv) contain such other terms as the Committee in its sole discretion shall require.

     NONTRANSFERABILITY. Options granted under the 1995 Plan are not transferable by an Optionee other than by will or the laws of descent and distribution, and Options are exercisable during an Optionee's lifetime only by the Optionee.

     TERMINATION OF OPTIONS. The expiration date of an Option is determined by the Committee at the time of the grant and is set forth in the applicable stock option agreement. In no event may an Option be exercisable after ten years from the date it is granted.

The 1995 Plan provides that if an Optionee's employment is terminated for any reason other than for cause, an improper termination, mental or physical disability or death, then the unexercised portion of the Optionee's Options shall terminate three months after such termination. If an Optionee's employment is terminated for cause or if there is an improper termination of Optionee's employment, the unexercised portion of the Optionee's Options shall terminate immediately upon such termination. If an Optionee's employment is terminated by reason of the Optionee's mental or physical disability, the unexercised portion of the Optionee's Options shall terminate 12 months after such termination. If an Optionee's employment is terminated by reason of the Optionee's death, the unexercised portion of the Optionee's Options shall terminate 12 months after the Optionee's death.

     The Committee in its sole discretion may by giving written notice cancel, effective upon the date of the consummation of certain corporate transactions that would result in an Option becoming fully exercisable, cancel any Option that remains unexercised on such date. Such notice shall be given a reasonable period of time prior to the proposed date of such cancellation and may be given either before or after shareholder approval of such corporate transaction.

OUTSTANDING OPTIONS

     As of the Record Date, Options to purchase a total of 5,248,212 shares of Common Stock had been granted pursuant to the 1995 Plan, 1,796,950 of which have been exercised, and 3,451,262 of which are outstanding (of which 1,003,988 Options are exercisable). Outstanding Options, which are held by approximately 132 persons, are exercisable at prices ranging from $1.00 per share to $24.375 per share and are exercisable through various expiration dates from January 24, 2003, to April 17, 2010.

FEDERAL INCOME TAX EFFECTS

     The 1995 Plan is not qualified under the provisions of Section 401(a) of the Code, nor is it subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

     INCENTIVE STOCK OPTIONS. Incentive Stock Options are "incentive stock options" as defined in Section 422 of the Internal Revenue Code. Under the Code, an Optionee generally is not subject to ordinary income tax upon the grant or exercise of an Incentive Stock Option. However, an employee who exercises an Incentive Stock Option by delivering shares of Common Stock previously acquired pursuant to the exercise of an Incentive Stock Option is treated as making a Disqualifying Disposition (defined below) of such shares if the employee delivers such shares before the expiration of the holding period applicable to such shares. The applicable holding period is the longer of two years from the date of grant or one year from the date of exercise. The effect of this provision is to prevent "pyramiding" the exercise of an Incentive Stock Option (i.e., the exercise of the Incentive Stock Option for one share and the use of that share to make successive exercise of the Incentive Stock Option until it is completely exercised) without the imposition of current income tax.

     The amount by which the fair market value of the shares acquired at the time of exercise of an Incentive Stock Option exceeds the purchase price of the shares under such Option will be treated as an item of adjustment included in the Optionee's alternative minimum taxable income for purposes of the alternative minimum tax. If, however, there is a Disqualifying Disposition in the year in which the Option is exercised, the maximum amount of the item of adjustment for such year is the gain on the disposition of the shares. If there is Disqualifying Disposition in a year other than the year of exercise, the dispositions will not result in an item of adjustment for such other year.

     If, subsequent to the exercise of an Incentive Stock Option (whether paid for in cash or in shares), the Optionee holds the shares received upon exercise for a period that exceeds (a) two years from the date such Incentive Stock Option was granted or, if later, (b) one year from the date of exercise (the "Required Holding Period"), the difference (if any) between the amount realized from the sale of such shares and their tax basis to the holder will be taxed as long-term capital gain or loss. If the holder is subject to the alternative minimum tax in the year of disposition, such holder's tax basis in his or her shares will be increased for purposes of determining his alternative minimum tax for such year, by the amount of the item of adjustment recognized with respect to such shares in the year the Option was exercised.

     In general, if, after exercising an Incentive Stock Option, an employee disposes of the shares so acquired before the end of the Required Holding Period (a "Disqualifying Disposition"), such Optionee would be deemed in receipt of ordinary income in the year of the Disqualifying Disposition, in an amount equal to the excess of the fair market value of the shares at the date the Incentive Stock Option was exercised over the exercise price. If the Disqualifying Disposition is a sale or exchange which would permit a loss to be recognized under the Code (were a loss in fact to be sustained), and the sales proceeds are less than the fair market value of the shares on the date of exercise, the Optionee's ordinary income would be limited to the gain (if any) from the sale. If the amount realized upon disposition exceeds the fair market value of the shares on the date of exercise, the excess would be treated as short-term or long-term capital gain, depending on whether the holding period for such shares exceeded one year.

     An income tax deduction is not allowed to the Company with respect to the grant or exercise of an Incentive Stock Option or the disposition, after the Required Holding Period, of shares acquired upon exercise. In the event of a Disqualifying Disposition, a Federal income tax deduction will be allowed to the Company in an amount equal to the ordinary income to be recognized by the Optionee, provided that such amount constitutes an ordinary and necessary business expense to the Company and is reasonable, and the Company satisfies its withholding obligation with respect to such income.

     NONQUALIFIED STOCK OPTIONS. An Optionee granted a Nonqualified Stock Option under the 1995 Plan will generally recognize, at the date of exercise of such Nonqualified Stock Option, ordinary income equal to the difference between the exercise price and the fair market value of the shares of Common Stock subject to the Nonqualified Stock Option. This taxable ordinary income will be subject to Federal income tax withholding. A Federal income tax deduction will be allowed to the Company in an amount equal to the ordinary income to be recognized by the Optionee, provided that such amount constitutes an ordinary and necessary business expense to the Company and is reasonable, and the Company satisfies its withholding obligation with respect to such income.

     If an Optionee exercises a Nonqualified Stock Option by delivering other shares, the Optionee will not recognize gain or loss with respect to the exchange of such shares, even if their then fair market value is different from the Optionee's tax basis. The Optionee, however, will be taxed as described above with respect to the exercise of the Nonqualified Stock Option as if he had paid the exercise price in cash, and the Company likewise generally will be entitled to an equivalent tax deduction. Provided a separate identifiable stock certificate is issued therefore, the Optionee's tax basis in that number of shares received on such exercise which is equal to the number of shares surrendered on such exercise will be equal to his tax basis in the shares surrendered and his holding period for such number of shares received will include his holding period for the shares surrendered. The Optionee's tax basis and holding period for the additional shares received on exercise of a Nonqualified Stock Option paid for, in whole or in part, with shares will be the same as if the Optionee had exercised the Nonqualified Stock Option solely for cash.

     The discussion set forth above does not purport to be a complete analysis of the potential tax consequences relevant to the Optionees or to the Company, or to describe tax consequences based on particular circumstances. It is based on Federal income tax law and interpretational authorities as of the date of this Proxy Statement, which are subject to change at any time.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.

       PROPOSAL TO RATIFY THE SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of Deloitte & Touche LLP, independent public accountants, has served as the Company's independent public accountants since its inception in 1995. The Board of Directors has directed that management submit the appointment of Deloitte & Touche LLP for ratification by the shareholders at the Annual Meeting as the Company's independent public accountants for the current fiscal year ending December 31, 2000. One or more representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.

                                 OTHER BUSINESS

     The Board of Directors knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

                  INFORMATION CONCERNING SHAREHOLDER PROPOSALS

     Pursuant to Rule 14a-8 promulgated by the Securities and Exchange Commission, a shareholder intending to present a proposal to be included in the Company's proxy statement for the Company's 2001 Annual Meeting of Shareholders must deliver a proposal in writing to the Company's principal executive offices no later than January 8, 2001.

                                              By Order Of The Board of Directors

                                              JOHN W. STATEN,
                                              Secretary

Boca Raton, Florida
May 8, 2000

                                   EXHIBIT A

                           --------------------------
                              NETSPEAK CORPORATION
                             1995 STOCK OPTION PLAN
                                  (AS AMENDED)
                           --------------------------

     1. PURPOSE. The purpose of this Plan is to advance the interests of NETSPEAK CORPORATION, a Florida corporation (the "Company"), by providing an additional incentive to attract, retain and motivate highly qualified and competent persons who are key to the Company, including key employees, consultants, Officers and Directors, and upon whose efforts and judgment the success of the Company and its Subsidiaries is largely dependent, by authorizing the grant of options to purchase Common Stock of the Company to persons who are eligible to participate hereunder, thereby encouraging stock ownership in the Company by such persons, all upon and subject to the terms and conditions of this Plan.

     2. DEFINITIONS. As used herein, the following terms shall have the meanings indicated:

          (a)  "Board" shall mean the Board of Directors of the Company.

          (b)  "Cause" shall mean any of the following:

               (i) a determination by the Company that there has been a willful, reckless or grossly negligent failure by the Optionee to perform his or her duties as an employee of the Company;

               (ii) a determination by the Company that there has been a willful breach by the Optionee of any of the material terms or provisions of any employment agreement between such Optionee and the Company;

               (iii) any conduct by the Optionee that either results in his or her conviction of a felony under the laws of the United States of America or any state thereof, or of an equivalent crime under the laws of any other jurisdiction;

               (iv) a determination by the Company that the Optionee has committed an act or acts involving fraud, embezzlement, misappropriation, theft, breach of fiduciary duty or material dishonesty against the Company, its properties or personnel;

               (v) any act by the Optionee that the Company determines to be in willful or wanton disregard of the Company's best interests, or which results, or is intended to result, directly or indirectly, in improper gain or personal enrichment of the Optionee at the expense of the Company;

               (vi) a determination by the Company that there has been a willful, reckless or grossly negligent failure by the Optionee to comply with any rules, regulations, policies or procedures of the Company, or that the Optionee has engaged in any act, behavior or conduct demonstrating a deliberate and material violation or disregard of standards of behavior that the Company has a right to expect of its employees; or

               (vii) if the Optionee, while employed by the Company and for two years thereafter, violates a confidentiality and/or noncompete agreement with the Company, or fails to safeguard, divulges, communicates, uses to the detriment of the Company or for the benefit of any person or persons, or misuses in any way, any Confidential Information;

PROVIDED, HOWEVER, that, if the Optionee has entered into a written employment agreement with the Company which remains effective and which expressly provides for a termination of such Optionee's employment for "cause", the term "Cause" as used herein shall have the meaning as set forth in the Optionee's employment agreement in lieu of the definition of "Cause" set forth in this Section 2(b).

          (c)  "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (d) "Committee" shall mean the stock option committee appointed by the Board or, if not appointed, the Board.

          (e) "Common Stock" shall mean the Company's Common Stock, par value $.01 per share.

          (f) "Confidential Information" shall mean any and all information pertaining to the Company's financial condition, clients, customers, prospects, sources of prospects, customer lists, trademarks, trade names, service marks, service names, "know-how," trade secrets, products, services, details of client or consulting contracts, management agreements, pricing policies, operational methods, site selection, results of operations, costs and methods of doing business, owners and ownership structure, marketing practices, marketing plans or strategies, product development techniques or plans, procurement and sales activities, promotion and pricing techniques, credit and financial data concerning customers and business acquisition plans, that is not generally available to the public.

          (g)  "Director" shall mean a member of the Board.

          (h) "Employee" shall mean any person, including officers, directors, consultants and independent contractors employed by the Company or any parent or Subsidiary of the Company.

          (i) "Fair Market Value" of a Share on any date of reference shall be the Closing Price of a share of Common Stock on the business day immediately preceding such date, unless the Committee in its sole discretion shall determine otherwise in a fair and uniform manner. For this purpose, the "Closing Price" of the Common Stock on any business day shall be (i) if the Common Stock is listed or admitted for trading on any United States national securities exchange, or if actual transactions are otherwise reported on a consolidated transaction reporting system, the last reported sale price of the Common Stock on such exchange or reporting system, as reported in any newspaper of general circulation, (ii) if the Common Stock is quoted on the National Association of Securities Dealers Automated Quotations System ("NASDAQ"), or any similar system of automated dissemination of quotations of securities prices in common use, the mean between the closing high bid and low asked quotations for such day of the Common Stock on such system, or
(iii) if neither clause (i) nor (ii) is applicable, the mean between the high bid and low asked quotations for the Common Stock as reported by the National Quotation Bureau, Incorporated if at least two securities dealers have inserted both bid and asked quotations for the Common Stock on at least five of the 10 preceding days. If the information set forth in clauses (i) through (iii) above is unavailable or inapplicable to the Company (E.G., if the Company's Common Stock is not then publicly traded or quoted), then the "Fair Market Value" of a Share shall be the fair market value (I.E., the price at which a willing seller would sell a Share to a willing buyer when neither is acting under compulsion and when both have reasonable knowledge of all relevant facts) of a share of the Common Stock on the business day immediately preceding such date as the Committee in its sole and absolute discretion shall determine in a fair and uniform manner.

          (j) "Incentive Stock Option" shall mean an incentive stock option as defined in Section 422 of the Code.

          (k) "Non-Statutory Stock Option" or "Nonqualified Stock Option" shall mean an Option which is not an Incentive Stock Option.

          (l) "Officer" shall mean the Company's chairman, president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Officers of Subsidiaries shall be deemed Officers of the Company if they perform such policy-making functions for the Company. As used in this paragraph, the phrase "policy-making function" does not include policy-making functions that are not significant. Unless specified otherwise in a resolution by the Board, an "executive officer" pursuant to Item 401(b) of Regulation S-K (17 C.F.R. ' 229.401(b)) shall be only such person designated as an "Officer" pursuant to the foregoing provisions of this paragraph.

          (m) "Option" (when capitalized) shall mean any stock option granted under this Plan.

          (n) "Optionee" shall mean a person to whom an Option is granted under this Plan or any person who succeeds to the rights of such person under this Plan by reason of the death of such person.

          (o) "Plan" shall mean this 1995 Stock Option Plan of the Company, which Plan shall be effective on December 8, 1995, upon approval by the Board and shareholders of the Company.

          (p) "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          (q) "Share" or "Shares" shall mean a share or shares, as the case may be, of the Common Stock, as adjusted in accordance with Section 10 of this Plan.

          (r) "Subsidiary" shall mean any corporation (other than the Company) in any unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

     3. SHARES AND OPTIONS. Subject to adjustment in accordance with Section 10 hereof, the Company may grant to Optionees from time to time Options to purchase an aggregate of up to Seven Million (7,000,000) Shares from Shares held in the Company's treasury or from authorized and unissued Shares. If any Option granted under this Plan shall terminate, expire, or be canceled, forfeited or surrendered as to any Shares, the Shares relating to such lapsed Option shall be available for issuance pursuant to new Options subsequently granted under this Plan. Upon the grant of any Option hereunder, the authorized and unissued Shares to which such Option relates shall be reserved for issuance to permit exercise under this Plan. Subject to the provisions of Section 14 hereof, an Option granted hereunder shall be either an Incentive Stock Option or a Non-Statutory Stock Option as determined by the Committee at the time of grant of such Option and shall clearly state whether it is an Incentive Stock Option or Non-Statutory Stock Option. All Incentive Stock Options shall be granted within 10 years from the effective date of this Plan.

     4. LIMITATIONS. Options otherwise qualifying as Incentive Stock Options hereunder will not be treated as Incentive Stock Options to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the Shares, with respect to which Options meeting the requirements of Code
Section 422(b) are exercisable for the first time by any individual during any calendar year (under all stock option or similar plans of the Company and any Subsidiary), exceeds $100,000.

     5. CONDITIONS FOR GRANT OF OPTIONS.

          (a) Each Option shall be evidenced by an option agreement that may contain any term deemed necessary or desirable by the Committee, provided such terms are not inconsistent with this Plan or any applicable law. Optionees shall be those persons selected by the Committee from the class of all regular Employees of the Company or its Subsidiaries, including Employee Directors and Officers who are regular or former regular employees of the Company, as well as consultants to the Company. Any person who files with the Committee, in a form satisfactory to the Committee, a written waiver of eligibility to receive any Option under this Plan shall not be eligible to receive any Option under this Plan for the duration of such waiver.

          (b) In granting Options, the Committee shall take into consideration the contribution the person has made, or is expected to make, to the success of the Company or its Subsidiaries and such other factors as the Committee shall determine. The Committee shall also have the authority to consult with and receive recommendations from Officers and other personnel of the Company and its Subsidiaries with regard to these matters. The Committee may from time to time in granting Options under this Plan prescribe such terms and conditions concerning such Options as it deems appropriate, including, without limitation, (i) the exercise price or prices of the Option or any installments thereof, (ii) prescribing the date or dates on which the Option becomes and/or remains exercisable, (iii) providing that the Option vests or becomes exercisable in installments over a period of time, and/or upon the attainment of certain stated standards, specifications or goals, (iv) relating an Option to the continued employment of the Optionee for a specified period of time, or (v) conditions or termination events with respect to the exercisability of any Option, provided that such terms and conditions are not more favorable to an Optionee than those expressly permitted herein; PROVIDED, HOWEVER, all Incentive Stock Options shall vest and become exercisable in three equal installments over a three year period following the date of grant, one-third one year from the date of grant, an additional one-third (or two-thirds cumulatively) two years from the date of grant and 100% after three years from the date of grant.

          (c) The Options granted to employees under this Plan shall be in addition to regular salaries, pension, life insurance or other benefits related to their employment with the Company or its Subsidiaries. Neither this Plan nor any Option granted under this Plan shall confer upon any person any right to employment or continuance of employment (or related salary and benefits) by the Company or its Subsidiaries.

     6. EXERCISE PRICE. The exercise price per Share of any Option shall be any price determined by the Committee but shall not be less than the par value per Share; PROVIDED, HOWEVER, that in no event shall the exercise price per Share of any Incentive Stock Option be less than the Fair Market Value of the Shares underlying such Option on the date such Option is granted. Re-granted Options, or Options which are canceled and then re-granted covering such canceled Options, will, for purposes of this Section 6, be deemed to have been granted on the date of the re-granting.

     7. EXERCISE OF OPTIONS.

          (a) An Option shall be deemed exercised when (i) the Company has received written notice of such exercise in accordance with the terms of the Option, (ii) full payment of the aggregate option price of the Shares as to which the Option is exercised has been made, (iii) the Optionee has agreed to be bound by the terms, provisions and conditions of any applicable shareholders' agreement, and (iv) arrangements that are satisfactory to the Committee in its sole discretion have been made for the Optionee's payment to the Company of the amount that is necessary for the Company or the Subsidiary employing the Optionee to withhold in accordance with applicable Federal or state tax withholding requirements. Unless further limited by the Committee in any Option, the exercise price of any Shares purchased pursuant to the exercise of such Option shall be paid in cash, by certified or official bank check, by money order, with Shares or by a combination of the above; PROVIDED, HOWEVER, that the Committee in its sole discretion may accept a personal check in full or partial payment of any Shares. If the exercise price is paid in whole or in part with Shares, the value of the Shares surrendered shall be their Fair Market Value on the date the Option is exercised. The Company in its sole discretion may, on an individual basis or pursuant to a general program established by the Committee in connection with this Plan, lend money to an Optionee to exercise all or a portion of the Option granted hereunder. If the exercise price is paid in whole or part with the Optionee's promissory note, such note shall (i) provide for full recourse to the maker, (ii) be collateralized by the pledge of the Shares that the Optionee purchases upon exercise of such Option, (iii) bear interest at a rate no less than the rate of interest payable by the Company to its principal lender, and (iv) contain such other terms as the Committee in its sole discretion shall require. No Optionee shall be deemed to be a holder of any shares subject to an Option unless and until a stock certificate or certificates for such shares are issued to the person(s) under the terms of this Plan. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash, securities or property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as expressly provided in Section 10 hereof

          (b) No Optionee shall be deemed to be a holder of any Shares subject to an Option unless and until a stock certificate or certificates for such Shares are issued to such person(s) under the terms of this Plan. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as expressly provided in Section 10 hereof

     8. EXERCISABILITY OF OPTIONS. Any Option shall become exercisable in such amounts, at such intervals, upon such events or occurrences and upon such other terms and conditions as shall be provided in an individual Option agreement evidencing such Option, except as otherwise provided in Section 5(b) or this
Section 8.

          (a) The expiration date(s) of an Option shall be determined by the Committee at the time of grant, but in no event shall an Option be exercisable after the expiration of 10 years from the date of grant of the Option.

          (b) Unless otherwise expressly provided in any Option as approved by the Committee, notwithstanding the exercise schedule set forth in any Option, each outstanding Option, may, in the sole discretion of the Committee, become fully exercisable upon the date of the occurrence of any Change of Control, but, unless otherwise expressly provided in any Option, no earlier than six months after the date of grant, and if and only if Optionee is in the employ of the Company on such date.

          (c) The Committee may in its sole discretion accelerate the date on which any Option may be exercised and may accelerate the vesting of any Shares subject to any Option or previously acquired by the exercise of any Option.

     9. TERMINATION OF OPTION PERIOD.

          (a) Unless otherwise expressly provided in any Option, the unexercised portion of any Option shall automatically and without notice immediately terminate and become forfeited, null and void at the time of the earliest to occur of the following:

               (i) three months after the date on which the Optionee's employment is terminated for any reason other than by reason of (A) Cause, (B) the termination of the Optionee's employment with the Company by such Optionee following less than ninety (90) days' prior written notice to the Company of such termination (an "Improper Termination"),

(C) a mental or physical disability as determined by a medical doctor satisfactory to the Committee, or (D) death;

               (ii) immediately upon (A) the termination by the Company of the Optionee's employment for Cause, or (B) an Improper Termination;

               (iii) one year after the date on which the Optionee's employment is terminated by reason of a mental or physical disability (within the meaning of Code Section 22(e)) as determined by a medical doctor satisfactory to the Committee; or

               (iv) the later of (A) twelve months after the date of termination of the Optionee's employment by reason of death of the employee, or (B) three months after the date on which the Optionee shall die if such death shall occur during the one year period specified in Subsection 9(a)(iii) hereof

          (b) The Committee in its sole discretion may by giving written notice ("cancellation notice") cancel, effective upon the date of the consummation of any corporate transaction described in Subsection 10(d) hereof, any Option that remains unexercised on such date. Such cancellation notice shall be given a reasonable period of time prior to the proposed date of such cancellation and may be given either before or after approval of such corporate transaction.

          (c)  Upon Optionee's termination of employment as described in this
Section 9, or otherwise, any Option (or portion thereof) not previously vested or not yet exercisable pursuant to Section 8 of this Plan or the vesting schedule set forth in such Option shall be immediately canceled.

     10. ADJUSTMENT OF SHARES.

          (a) If at any time while this Plan is in effect or unexercised Options are outstanding, there shall be any increase or decrease in the number of issued and outstanding Shares through the declaration of a stock dividend or through any recapitalization resulting in a stock split, combination or exchange of Shares (other than any such exchange or issuance of Shares through which Shares are issued to effect an acquisition of another business or entity or the Company's purchase of Shares to exercise a "call" purchase option), then and in such event:

               (i) appropriate adjustment shall be made in the maximum number of Shares available for grant under this Plan, so that the same percentage of the Company's issued and outstanding Shares shall continue to be subject to being so optioned; and

               (ii) appropriate adjustment shall be made in the number of Shares and the exercise price per Share thereof then subject to any outstanding Option, so that the same percentage of the Company's issued and outstanding Shares shall remain subject to purchase at the same aggregate exercise price.

               (iii) Such adjustments shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.

          (b) Subject to the specific terms of any Option, the Committee may change the terms of Options outstanding under this Plan, with respect to the option price or the number of Shares subject to the Options, or both, when, in the Committee's sole discretion, such adjustments become appropriate by reason of a corporate transaction described in Subsection 10(d) hereof, or otherwise.

          (c) Except as otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into or exchangeable for shares of its capital stock of any class, either in connection with a direct or unwritten sale or upon the exercise of rights or warrants to subscribe therefor or purchase such Shares, or upon conversion of shares of obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to the number of or exercise price of Shares then subject to outstanding Options granted under this Plan.

          (d) Without limiting the generality of the foregoing, the existence of outstanding Options granted under this Plan shall not affect in any manner the right or power of the Company to make, authorize or consummate (i) any or all adjustments, reclassifications, recapitalizations, reorganizations or other changes in the Company's capital structure or its business; (ii) any merger or consolidation of the Company or to which the Company is a party; (iii) any issuance by the Company of debt securities, or preferred or preference stock that would rank senior to or above the Shares subject to outstanding Options;
(iv) any purchase or issuance by the Company of Shares or other classes of common stock or common equity securities; (v) the dissolution or liquidation of the Company; (vi) any sale, transfer, encumbrance, pledge or assignment of all or any part of the assets or business of the Company; or (vii) any other corporate act or proceeding, whether of a similar character or otherwise.

          (e) The Optionee shall receive written notice within a reasonable time prior to the consummation of such action advising the Optionee of any of the foregoing. The Committee may, in the exercise of its sole discretion, in such instances declare that any Option shall terminate as of a date fixed by the Board and give each Optionee the right to exercise his or her Option.

     11. TRANSFERABILITY OF OPTIONS. No Option granted hereunder shall be sold, pledged, assigned, hypothecated, disposed or otherwise transferred by the Optionee other than by will or the laws of descent and distribution, and no Option shall be exercisable during the Optionee's lifetime by any person other than the Optionee.

     12. ISSUANCE OF SHARES. As a condition of any sale or issuance of Shares upon exercise of any Option, the Committee may require such agreements or undertakings, if any, as the Committee may deem necessary or advisable to assure compliance with any such law or regulation including, but not limited to, the following:

               (i) a representation and warranty by the Optionee to the Company, at the time any Option is exercised, that he is acquiring the Shares to be issued to him for investment and not with a view to, or for sale in connection with, the distribution of any such

Shares; and

               (ii) (A) an agreement and undertaking to comply with all of the terms, restrictions and provisions set forth in any then applicable shareholders' agreement relating to the Shares, including, without limitation, any restrictions on transferability, any rights of first refusal and any option of the Company to "call" or purchase such Shares under then applicable agreements, and

                    (B) any restrictive legend or legends, to be embossed or imprinted on Share certificates, that are, in the discretion of the Committee, necessary or appropriate to comply with the provisions of any securities law or other restriction applicable to the issuance of the Shares.

     13. ADMINISTRATION OF THIS PLAN.

          (a) This Plan shall be administered by the Committee, which shall consist of not less than two Directors. The Committee shall have all of the powers of the Board with respect to this Plan. Any member of the Committee may be removed at any time, with or without cause, by resolution of the Board and any vacancy occurring in the membership of the Committee may be filled by appointment by the Board.

          (b) Subject to the provisions of this Plan, the Committee shall have the authority, in its sole discretion, to: (i) grant Options, (ii) determine the exercise price per Share at which Options may be exercised, (iii) determine the Optionees to whom, and time or times at which, Options shall be granted, (iv) determine the number of Shares to be represented by each Option, (v) determine the terms, conditions and provisions of each Option granted (which need not be identical) and, with the consent of the holder thereof, modify or amend each Option, (vi) defer (with the consent of the Optionee) or accelerate the exercise date of any Option, and (vii) make all other determinations deemed necessary or advisable for the administration of this Plan, including repricing, canceling and regranting Options.

          (c) The Committee, from time to time, may adopt rules and regulations for carrying out the purposes of this Plan. The Committee's determinations and its interpretation and construction of any provision of this Plan shall be final, conclusive and binding upon all Optionees and any holders of any Options granted under this Plan.

          (d) Any and all decisions or determinations of the Committee shall be made either (i) by a majority vote of the members of the Committee at a meeting of the Committee or (ii) without a meeting by the unanimous written approval of the members of the Committee.

          (e) No Member of the Committee, or any Officer or Director of the Company or its Subsidiaries, shall be personally liable for any act or omission made in good faith in connection with this Plan.

     14. INCENTIVE OPTIONS FOR 10% SHAREHOLDERS. Notwithstanding any other provisions of this Plan to the contrary, an Incentive Stock Option shall not be granted to any person owning directly or indirectly (through attribution under Section 424(d) of the Code) at the date of grant, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or of its Subsidiary) at the date of grant unless the exercise price of such Option is at least 110% of the Fair Market Value of the Shares subject to such Option on the date the Option is granted, and such Option by its terms is not exercisable after the expiration of five years from the date such Option is granted.

     15. INTERPRETATION.

          (a) This Plan shall be administered and interpreted so that all Incentive Stock Options granted under this Plan will qualify as Incentive Stock Options under Section 422 of the Code. If any provision of this Plan should be held invalid for the granting of Incentive Stock Options or illegal for any reason, such determination shall not affect the remaining provisions hereof, and this Plan shall be construed and enforced as if such provision had never been included in this Plan.

          (b)  This Plan shall be governed by the laws of the State of Florida.

          (c) Headings contained in this Plan are for convenience only and shall in no manner be construed as part of this Plan or affect the meaning or interpretation of any part of this Plan.

          (d) Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate.

          (e) Time shall be of the essence with respect to all time periods specified for the giving of notices to the company hereunder, as well as all time periods for the expiration and termination of Options in accordance with
Section 9 hereof (or as otherwise set forth in an option agreement).

     16. AMENDMENT AND DISCONTINUATION OF THIS PLAN. Either the Board or the Committee may from time to time amend this Plan or any Option without the consent or approval of the shareholders of the Company; PROVIDED, HOWEVER, that, except to the extent provided in Section 9, no amendment or suspension of this Plan or any Option issued hereunder shall substantially impair any Option previously granted to any Optionee without the consent of such Optionee.

     17. TERMINATION DATE. This Plan shall terminate ten years after the date of adoption by the Board of Directors.

                              NETSPEAK CORPORATION

                 ANNUAL MEETING OF SHAREHOLDERS - JUNE 15, 2000
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                              NETSPEAK CORPORATION

     The undersigned hereby appoints Michael R. Rich and John W. Staten as Proxies, each with full power to appoint a substitute, to represent and to vote, with all the powers the undersigned would have if personally present, all the shares of Common Stock $.01 par value per share of NetSpeak Corporation (the "Company") held of record by the undersigned on April 21, 2000 at the Annual Meeting of Shareholders to be held on June 15, 2000 or any adjournment or adjournments thereof.

                  (CONTINUED, AND TO BE SIGNED ON REVERSE SIDE)

                         PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF SHAREHOLDERS
                              NETSPEAK CORPORATION
                                  JUNE 15, 2000

                 PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED

[X]      PLEASE MARK YOUR VOTES AS INDICATED IN THIS EXAMPLE.

PROPOSAL 1.       Election of Directors

[ ] FOR ALL NOMINEES LISTED BELOW            [ ] WITHHOLD AUTHORITY TO VOTE
    (except as marked to the contrary below)     for all nominees listed below

                  Michael R. Rich                    Scott Poteracki
                  John W. Staten                     Martin Shum
                  Stephen P. Earhart                 A. Jeffry Robinson
                  Robert F. Jones


PROPOSAL 2.       Ratification of selection of Deloitte & Touche LLP as
                  independent public accountants for the Company for the fiscal year ending December 31, 2000.

                  FOR [ ]             AGAINST [ ]             ABSTAIN [ ]

PROPOSAL 3.       Approval of the proposal to amended the Company's 1995 Stock
                  Option Plan.

                  FOR [ ]             AGAINST [ ]             ABSTAIN [ ]

         In their discretion, the Proxies are authorized to vote upon other business as may come before the meeting.

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1,2 AND 3.

PLEASE DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.


(Signature)________________(Signature)______________________Dated:_______, 2000

NOTE: PLEASE SIGN HERE. Please date this proxy and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an agent, attorney, administrator, executor, guardian, or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer who should indicate his office.